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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of ImmunoGen, Inc. for the registration of shares of common stock, preferred stock, debt securities, warrants and units and to the incorporation by reference therein of our reports dated August 28, 2009, with respect to the consolidated financial statements of ImmunoGen, Inc. and the effectiveness of internal control over financial reporting of ImmunoGen, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Boston, Massachusetts April 6, 2010

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  Exhibit 23.1